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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. *)(1)


                            ORION POWER HOLDINGS INC.
             ------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             ------------------------------------------------------
                         (Title of Class of Securities)

                                   686 286 105
             ------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

_____________________

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES)

-------------------------------------         ---------------------------------
       CUSIP NO.  2 10                 13G            Page 2 of 8 Pages
-------------------------------------         ---------------------------------


------------- ------------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)
              Mitsubishi Corporation
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [  ]
                                                                 (b) [  ]
------------- ------------------------------------------------------------------
3             SEC USE ONLY
------------- ------------------------------------------------------------------
4             OWNERSHIP OR PLACE OF ORGANIZATION
              Japan
------------- ------------------------------------------------------------------
                                SOLE VOTING POWER
                       5        7,741,936(1)
                   ----------- ------------------------------------------------
 NUMBER OF SHARES      6         SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY EACH    ----------- ------------------------------------------------
 REPORTING PERSON      7         SOLE DISPOSITIVE POWER
      WITH                       7,741,936(1)
                   ----------- ------------------------------------------------
                       8         SHARED DISPOSITIVE POWER

------------- ------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              7,741,936(1)
------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES
              CERTAIN SHARES*                                             |_|

------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              8.3%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON
              CO
------------- ------------------------------------------------------------------

____________________

     (1) Includes shares beneficially owned by the following wholly-owned subsidiaries of Mitsubishi Corporation: 3,677,419 shares owned by Diamond Generating Corporation, 3,677,419 shares owned by Diamond Cayman, Inc. and 387,098 shares owned by Mitsubishi International Corporation.

-------------------------------------         ---------------------------------
       CUSIP NO.  686286105            13G            Page 3 of 8 Pages
-------------------------------------         ---------------------------------


------------- ------------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)
              Diamond Generating Corporation
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [  ]
                                                                 (b) [  ]
------------- ------------------------------------------------------------------
3             SEC USE ONLY
------------- ------------------------------------------------------------------
4             OWNERSHIP OR PLACE OF ORGANIZATION
              Delaware
------------- ------------------------------------------------------------------
                                SOLE VOTING POWER
                       5        3,677,419
                   ----------- ------------------------------------------------
 NUMBER OF SHARES      6         SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY EACH    ----------- ------------------------------------------------
 REPORTING PERSON      7         SOLE DISPOSITIVE POWER
      WITH                       3,677,419
                   ----------- ------------------------------------------------
                       8         SHARED DISPOSITIVE POWER

------------- ------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              3,677,419
------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES
              CERTAIN SHARES*                                             |_|

------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              3.95%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON
              CO
------------- ------------------------------------------------------------------

-------------------------------------         ---------------------------------
       CUSIP NO.  686286105            13G            Page 4 of 8 Pages
-------------------------------------         ---------------------------------


------------- ------------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)
              Diamond Cayman, Inc.
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [  ]
                                                                 (b) [  ]
------------- ------------------------------------------------------------------
3             SEC USE ONLY
------------- ------------------------------------------------------------------
4             OWNERSHIP OR PLACE OF ORGANIZATION
              Cayman Islands
------------- ------------------------------------------------------------------
                                SOLE VOTING POWER
                       5        3,677,419
                   ----------- ------------------------------------------------
 NUMBER OF SHARES      6         SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY EACH    ----------- ------------------------------------------------
 REPORTING PERSON      7         SOLE DISPOSITIVE POWER
      WITH                       3,677,419
                   ----------- ------------------------------------------------
                       8         SHARED DISPOSITIVE POWER

------------- ------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              3,677,419
------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES
              CERTAIN SHARES*                                             |_|

------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              3.95%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON
              CO
------------- ------------------------------------------------------------------

-------------------------------------         ---------------------------------
       CUSIP NO.  686286105            13G            Page 5 of 8 Pages
-------------------------------------         ---------------------------------


------------- ------------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)
              Mitsubishi International Corporation
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [  ]
                                                                 (b) [  ]
------------- ------------------------------------------------------------------
3             SEC USE ONLY
------------- ------------------------------------------------------------------
4             OWNERSHIP OR PLACE OF ORGANIZATION
              New York
------------- ------------------------------------------------------------------
                                SOLE VOTING POWER
                       5        387,098
                   ----------- ------------------------------------------------
 NUMBER OF SHARES      6         SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY EACH    ----------- ------------------------------------------------
 REPORTING PERSON      7         SOLE DISPOSITIVE POWER
      WITH                       387,098
                   ----------- ------------------------------------------------
                       8         SHARED DISPOSITIVE POWER

------------- ------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              387,098
------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES
              CERTAIN SHARES*                                             |_|

------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.42%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON
              CO
------------- ------------------------------------------------------------------

-------------------------------------         ---------------------------------
       CUSIP NO.  686286105            13G            Page 6 of  8 Pages
-------------------------------------         ---------------------------------


ITEM 1.         (a)  NAME OF ISSUER:
                     Orion Power Holdings Inc.

                (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                     7 East Redwood St., 10th Floor
                     Baltimore, MD 21202

ITEM 2.         (a)  NAME OF PERSONS FILING:
                     Mitsubishi Corporation
                     Diamond Generating Corporation
                     Diamond Cayman, Inc.
                     Mitsubishi International Corp.

                (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                     RESIDENCE:
                     The address of Mitsubishi Corporation and Diamond Cayman, Inc. is 6-3 Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8086 Japan. The address of Diamond Generating Corporation is 333 South Grand Ave., Suite 3000, Los Angeles, CA 90071. The address of Mitsubishi International Corporation is 520 Madison Avenue, New York, New York 10022.

                (c)  CITIZENSHIP:
                     Mitsubishi Corporation is a Japanese corporation. Diamond Cayman, Inc. is a Cayman Islands corporation. Diamond Generating Corporation is a Delaware corp. Mitsubishi International Corporation is a New York corporation.

                (d)  TITLE OF CLASS OF SECURITIES:
                     Common Stock

                (e)  CUSIP NUMBER:
                     686286105

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                (a) Broker or dealer registered under Section 15 of the Exchange
                    Act;
                (b) Bank as defined in Section 3(a)(6) of the Exchange Act;
                (c) Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act;
                (d) Investment company registered under Section 8 of the
                    Investment Company Act;
                (e) An investment adviser in accordance with Rule 13d-1(b)(1)
                    (ii)(E);,
                (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
                (g) A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);
                (h) A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;
                (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                (j) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.         OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)  Amount beneficially owned:

                SEE ITEM 9 OF COVER PAGES.

-------------------------------------         ---------------------------------
       CUSIP NO.  686286105            13G            Page 7 of 8 Pages
-------------------------------------         ---------------------------------


         (b)  Percent of class:

              SEE ITEM 11 OF COVER PAGES.


         (c)  Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote SEE ITEM 5 OF COVER PAGES

              (ii) Shared power to vote or to direct the vote SEE ITEM 6 OF COVER PAGES.

              (iii) Sole power to dispose or to direct the disposition of
                    SEE ITEM 7 OF COVER PAGE

              (iv) Share power to dispose or to direct the disposition of SEE ITEM 8 OF COVER PAGE.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

-------------------------------------         ---------------------------------
       CUSIP NO.  686286105            13G            Page 8 of 8 Pages
-------------------------------------         ---------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  3/19/01
                                 --------------------------------------------
                                 Date


                                 MITSUBISHI CORPORATION


                                 By: /s/ OSAMU KOMIYA
                                     ----------------------------------------

                                 Name:  Osamu Komiya
                                      ---------------------------------------
                                 Title: General Manager, Power Project
                                        Development Deputy
                                       --------------------------------------



                                 DIAMOND GENERATING CORPORATION


                                 By: /s/ TSUTOMU KAJITA
                                     ----------------------------------------
                                 Name:   Tsutomu Kajita
                                      ---------------------------------------
                                 Title:  Executive Vice President
                                       --------------------------------------



                                 DIAMOND CAYMAN, INC.


                                 By: /s/ TSUTOMU KAJITA
                                     ----------------------------------------
                                 Name:   Tsutomu Kajita
                                      ---------------------------------------
                                 Title:  Secretary
                                       --------------------------------------



                                 MITSUBISHI INTERNATIONAL
                                 CORPORATION


                                 By: /s/ HAJIME KATSUMURA
                                     ----------------------------------------

                                 Name:   Hajime Katsumura
                                      ---------------------------------------
                                 Title:  Senior Vice President
                                       --------------------------------------